Exhibit 10.72
ADDENDUM TO PROMISSORY NOTE

THIS ADDENDUM TO PROMISSORY NOTE (the “Addendum”) is made effective as of the 12th day of September, 2014 by and between CD International Enterprises, Inc. ("CDII") and James Yuejian Wang (the “Lender”), collectively be referred to as the “Parties”.

BACKGROUND

A.  The Lender and the Borrower are the parties to that certain Secured Promissory Note for the principle amount of $30,000 dated September 30, 2013 (the "Note"); and

B. CDII is under the obligation to pay to the Lender the principle amount of the note and all accrued interested on the Maturity Date ; and

C.  The parties desire to amend certain parts of the Note as set forth below

NOW, THEREFORE, in consideration of the execution and delivery of the Note and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1.	CDII shall have the option to pay back to the Lender the Principle amount and all Accrued Interest upon Maturity Date in form of CDII's common stock valued at $0.05 per share.

2.	Upon the maturity date, the Parties may extend the term of the Note till September 30, 2015 with the same terms and conditions.

3.
This Addendum shall be deemed part of, but shall take precedence over and supersede any provisions to the contrary contained in the Agreement. All initial capitalized terms used in this Addendum shall have the same meaning as set forth in the Agreement unless otherwise provided.  Except as specifically modified hereby, all of the provisions of the Agreement which are not in conflict with the terms of this Addendum shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have executed this Addendum as of the date first above written.

CD International Enterprises, Inc. By: /s/ Qingchen Zhao Print Name: Qingchen Zhao Title: Vice President Date: 9/12/2014
Lender: By: /s/ Yuejian (James) Wang Print Name: Yuejian (James) Wang Date: 9/12/2014